Exhibit 10(gg)

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made as of the 5th day of May 2004, between MATERIAL SCIENCES CORPORATION, a Delaware corporation (the “Company”), and JAMES J. WACLAWIK, SR. (“Waclawik”).

Preliminary Recitals

A. The Company is a Delaware corporation engaged in the business of applying protective and decorative coatings to sheet steel coils, laminating films and metals onto such coils to produce advance composite materials and other businesses. The Company presently has domestic facilities located in Elk Grove Village, Illinois (“Elk Grove Village”), Walbridge, Ohio, Middletown, Ohio, Morrisville, Pennsylvania, Holland, Michigan and Wheaton, Illinois and also has international facilities.

B. The Company desires to engage Waclawik as a consultant following the end of his employment relationship with the Company pursuant to that certain Employment Agreement, dated as of May 5, 2004, between Waclawik and the Company (the “Employment Agreement”) and Waclawik desires to be so engaged on the terms and conditions set forth below.

C. As a consultant, Waclawik will perform the consulting services described in more detail below.

D. Due to the specialized nature of Waclawik’s services for the Company and the confidential information to which he has had and will have access, Waclawik recognizes not only a working relationship with the Company as a consultant but also a fiduciary obligation to the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1. Preamble; Preliminary Recitals. The Preamble and Preliminary Recitals set forth above are hereby incorporated in and made a part of this Agreement.

2. Engagement as Consultant. The Company hereby engages Waclawik to render consulting services and Waclawik hereby accepts such engagement as a consultant to the Company, in each case on the terms and conditions hereinafter set forth.

(a) Term. Subject to the provisions for earlier termination set forth in Paragraph 5 below, the term of this Agreement shall commence on January 1, 2005 and end on December 31, 2005 (the “Consulting Term”).

(b) Consulting Services. Waclawik shall perform consulting services for the Company on projects relating to financial reporting, SEC reporting and compliance, internal audit and controls, systems, corporate finance, mergers and acquisitions, joint ventures, litigation management and other areas identified by the Chief Executive Officer (so long as those other areas are generally consistent with Waclawik’s historical roles and experience at the Company).

(c) Work Schedule. Waclawik shall be available to perform consulting services for the Company at the times and in the manner determined by the Company for up to (i) forty (40) hours per week through May 31, 2005 and (ii) five (5) working days per month during the remainder of the Consulting Term. If requested by the Company, Waclawik shall provide consulting services in excess of the weekly or monthly amounts referred to in the preceding sentence (“Additional Services”); provided that (1) the Company shall pay Waclawik $5,600 for each working day of Additional Services provided and (2) Waclawik’s consulting obligation and consulting compensation in the period from June 1, 2005 through December 31, 2005 shall be reduced by one working day for each working day of Additional Services provided. Any such reduction in Waclawik’s consulting schedule shall be made in reverse chronological order, starting with December 2005 (for example, if Waclawik provides a total of eight days of Additional Services, then his consulting commitment for December 2005 would be deemed satisfied and his consulting commitment for November 2005 would be reduced from 5 days to 2 days).

3. Consulting Fee; Bonus. During the Consulting Term and provided Waclawik is available and able to perform the consulting services, the Company shall pay Waclawik Forty Thousand Dollars and No Cents ($40,000.00) per month from January 1, 2005 through May 31, 2005 and Twenty-Eight Thousand Dollars and No Cents ($28,000.00) per month during the remainder of the Consulting Term (collectively, the “Consulting Fee”). The Consulting Fee shall be payable monthly on or before the third working day of the month following the month in which the consulting services were performed. As a condition of payment, Waclawik shall submit invoices to the Company, on a monthly basis, setting forth a description of any services rendered hereunder and the dates on which such services were rendered. In addition to the Consulting Fee, the Company shall pay Waclawik a lump sum payment (the “Bonus”) of One Hundred Thousand Dollars and No Cents ($100,000.00) on January 2, 2006 (or, at Waclawik’s option, within 5 business days following the date on which Waclawik completes all of his working days of Consulting Services, as described in the last sentence of Section 2). The foregoing notwithstanding, Waclawik shall not be entitled to receive the Bonus if the Company has terminated his consulting services for Cause (as defined below) or Waclawik has voluntarily resigned from his position as a consultant with the Company without Good Reason (as defined below).

4. Reimbursement of Expenses. The Company shall reimburse Waclawik in accordance with normal Company procedures for the reasonable and necessary expenses which he incurs while performing consulting services as described in Paragraph 2(b) of this Agreement.

5. Early Termination.

(a) Death or Disability. If Waclawik’s consulting services are terminated as a result of the occurrence of Waclawik’s death or Disability (as defined in his Employment Agreement), then the Company shall continue to pay Waclawik or his estate the Consulting Fee and Bonus on their scheduled payment dates (in each case to the extent unpaid).

(b) Termination by the Company for Cause. The Company may terminate Waclawik’s consulting services at any time for Cause. For purposes hereof, “Cause” shall mean any of the following: (i) Waclawik’s commission of any act of fraud, theft or embezzlement against, or willful breach of a fiduciary duty to, the Company (including the unauthorized disclosure of Confidential Information); (ii) Waclawik’s conviction of a felony in either a state or federal court proceeding; (iii) Waclawik’s material breach of this Agreement, including the material failure of Waclawik to diligently and faithfully perform the consulting services in accordance with in this Agreement; or (iv) any willful or intentional act having the effect of injuring the reputation or business relationships of the Company. The termination shall be deemed effective on the date the Company provides written notice to Waclawik that it is terminating the Agreement pursuant to this Paragraph 5(b). In the event Waclawik’s consulting services are terminated pursuant to this Paragraph 5(b), the Company shall pay Waclawik any accrued but unpaid Consulting Fee through the effective date of termination.

(c) Termination by the Company without Cause. The Company may terminate Waclawik’s consulting services at any time without Cause. The termination shall be deemed effective on the date the Company provides written notice to Waclawik that it is terminating his consulting services pursuant to this Paragraph 5(c). In the event Waclawik’s consulting services are terminated pursuant to this Paragraph 5(c), the Company shall continue to pay Waclawik the Consulting Fee and Bonus on their scheduled payment dates (in each case to the extent unpaid).

(d) Termination by Waclawik for Good Reason. Waclawik may terminate his consulting services at any time for Good Reason. For purposes hereof, “Good Reason” shall mean any of the following: (i) the Company’s assignment to Waclawik of duties materially inconsistent with this Agreement without Waclawik’s consent or (ii) the Company’s failure to pay any amount owing to Waclawik hereunder, in each case after written notice from Waclawik of the alleged breach and a reasonable opportunity to cure. In the event Waclawik terminates his consulting services pursuant to this Paragraph 5(d), the Company shall continue to pay Waclawik the Consulting Fee and Bonus on their scheduled payment dates (in each case to the extent unpaid).

(e) Change in Control. In the event of a Change in Control (as defined in the Employment Agreement), the Company shall pay Waclawik a lump sum of cash in an amount equal to the Consulting Fee and Bonus (in each case to the extent unpaid).

6. Covenants.

(a) Upon termination of his consulting services with the Company (whether under the terms of this Agreement or otherwise), Waclawik, except as otherwise provided for in his Employment Agreement, shall surrender to the Company all property of the Company in his possession which includes, but is not limited to, all books, records, correspondence, notes, memoranda, files, documents, plans, sketches, lists, computerized forms of information and other forms of information whether or not reduced to writing, and any copies thereof relating to or concerning the Company.

(b) Waclawik acknowledges and agrees that during the Consulting Term and following the termination of his consulting services with the Company, he will be bound by, and subject to restrictions set forth in, Sections 5, 6, 7 and 8 of his Employment Agreement.

7. Indemnification. Waclawik shall not be liable to the Company for any loss, damages or expenses resulting from Waclawik’s services under this Agreement with the Company other than: (1) those covered under Waclawik’s general liability insurance policy, and/or (2) those resulting from Waclawik’s acts which were either unlawful or which were not made in good faith and in a manner which Waclawik reasonably believed to be in the best interest of the Company. The Company will indemnify and hold harmless Waclawik against all liabilities, damages and expenses, including reasonable attorney fees, resulting from any civil third-party claim or lawsuit arising from Waclawik’s performance under this Agreement of acts within his authority, if Waclawik acted in good faith and in a lawful manner he reasonably believed to be in the best interest of the Company. Waclawik shall notify the Company in writing of any matter with respect to which Waclawik intends to seek indemnification as soon as reasonably practicable. Expenses incurred in defending a civil or criminal claim or lawsuit may be paid by the Company in advance of the final disposition of such matter only upon receipt of a written undertaking by Waclawik to repay such amount if it shall ultimately be determined that he was not entitled to be indemnified by the Company as authorized under Illinois law.

8. Non-Exclusive Remedy. All rights and remedies of the Company shall be cumulative and none shall exclude any other right or remedy allowed by law.

9. Independent Contractor. Waclawik and the Company agree that Waclawik shall perform services hereunder as an independent contractor, retaining control over and responsibility for his own operations and personnel. Neither Waclawik nor Waclawik’s affiliates, partners, agents or related parties shall be considered employees or agents of the Company as a result of this Agreement, nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company. It is agreed that Waclawik shall be solely responsible for any taxes that become due, if any, in connection with any payments Waclawik receives in connection with this Agreement.

10. No Waiver. No failure on the part of the Company to insist upon strict compliance by Waclawik with any term, covenant or provision of this Agreement shall constitute a waiver of the Company’s right thereafter to demand exact compliance with all the terms, covenants and provisions herein contained.

11. Assignment. This Agreement is personal to Waclawik and Waclawik may not assign or delegate any of his rights or obligations hereunder. The terms and provisions of this Agreement shall inure to the benefit of and bind the Company, its successors and assigns.

12. Amendments. No amendments to this Agreement shall be binding unless in writing and signed by the Company and Waclawik.

13. Applicable Law. This Agreement is made in the State of Illinois and all rights and obligations of the parties shall be governed by the laws of such state.

14. Captions. The paragraph headings used in this Agreement are included solely for convenience and shall not affect nor be used in connection with the interpretation of this Agreement.

15. Invalidity of Provisions. If any provision in this Agreement is invalid as applied to any fact or circumstance, such invalidity shall not affect the validity of any other provision or of the same provision as applied to any other fact or circumstance.

16. Entire Agreement. This Agreement, together with the Employment Agreement and the Phantom Unit Agreement, contains the entire agreement between the parties regarding its subject matter and supersedes all negotiations, commitments and previous writings. Notwithstanding the foregoing, nothing in this Agreement is intended to or has the effect of releasing Waclawik from the Employment Agreement, which shall remain in full force and effect and continue to bind Waclawik and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

COMPANY:

MATERIAL SCIENCES CORPORATION, a Delaware corporation

By:

/s/ Ronald Stewart
President and Chief Executive Officer

/s/ James J. Waclawik
James J. Waclawik, Jr.
Consultant

May 5, 2004
Date